UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2007

BENACQUISTA GALLERIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51107	71-0928242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6870 La Valle Plateada Rancho Santa Fe, California		92067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(858) 525-5695

Not Applicable
_______________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2007, the Company entered into a Share Exchange Agreement (“Agreement”) with Vibe Records, Inc., a Delaware corporation (“VIBE”) to acquire 100% of the issued and outstanding shares of VIBE in exchange for 13,390,930 common shares of the Company.  The Agreement also provides that the Company will undergo a 1.5 for 1 dividend or forward split prior to the closing of the share exchange and that 2 directors nominated by Vibe will be appointed to the Company’s board of directors.  It is anticipated that this transaction would be completed by December 15, 2007.  There are a number of conditions to the closing contained within the Agreement as well as the customary representations and warranties.

The consummation of this transaction would result in a change of control.

In a separate transaction, Company President and CEO James Price entered into a share sale agreement with VIBE President and CEO Timothy J. Olphie, whereby Olphie would personally acquire 396,910 of James Price’s 896,910 common shares in the Company for a payment of $600,000 or approximately $1.51 per share.

Section 5- Corporate Governance and Management

Item 5.01 Change in Control of Registrant

Upon the closing of the transactions described under Item 1.01 of this report, a change in control of the Company will occur.

Item 5.02 Departure of Directors or Principal  Officers;  Election of Directors;
Appointment of Principal Officers

The Company  intends to appoint new  officers  and  directors as a result of the transaction described in Item 1.01 of this current report.

Item 8.01 Other Matters

In a separate transaction, Company President and CEO James Price entered into a share sale agreement with VIBE President and CEO Timothy J. Olphie, whereby Olphie would personally acquire 396,910 of James Price’s 896,910 common shares in the Company for a payment of $600,000 or approximately $1.51 per share.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Share Exchange Agreement by and between Benacquista Galleries, Inc. and Vibe Records, Inc., dated November 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2007
BENACQUISTA GALLERIES, INC.

	By:	/s/ James Price
James Price
Chief Executive Officer